Exhibit 99.B(p)(47)

Poplar Forest Capital LLC

Code of Ethics

and

Compliance Policies & Procedures

Adopted: July 2014
First Revision: May 12, 2015
Second Revision: December 16, 2015
Third Revision: January 17, 2017 (COE Only)
Fourth Revision: May 1, 2017

TABLE OF CONTENTS

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT	4

1. INTRODUCTION	4
2. DEFINITIONS	4
3. SCOPE OF THE CODE	6
4. FIDUCIARY DUTY	8
5. STANDARDS OF BUSINESS CONDUCT	9
6. PERSONAL TRADING	12
7. INSIDER TRADING	16
8. RECORDKEEPING	19
9. PRESERVING CONFIDENTIALITY	20
10. VIOLATIONS OF THE CODE	20

COMPLIANCE POLICIES AND PROCEDURES	22

11. INTRODUCTION	22
12. SUPERVISION	24

REGISTRATION, DISCLOSURE, AND REPORTING	26

13. REGISTRATION	26
14. PART 1 OF FORM ADV	28
15. PART 2 OF FORM ADV	30
16. FORM 13F	34
17. SCHEDULES 13D & 13G	35
18. FORM 13H — LARGE TRADER REPORTING	36

CLIENT RELATIONSHIP MANAGEMENT	39

19. NEW CLIENT POLICY	39
20. TERMINATED CLIENT POLICY	40
21. ANTI-MONEY LAUNDERING (“AML”)	41
22. CLIENT COMPLAINTS	42
23. ADVISORY AGREEMENTS	44
24. CLIENT REPORTING AND VALUATION	45
25. BILLING PRACTICES	47
26. ERISA	48
27. CUSTODY	52

PORTFOLIO MANAGEMENT	57

28. ALLOCATION OF INVESTMENT OPPORTUNITIES	57
29. GUIDELINES, RESTRICTIONS, AND SUITABILITY	58
30. PRIVATE FUNDS	59
31. PROXY VOTING	62
32. CLASS ACTION FILINGS	63

TRADE MANAGEMENT	65

33. TRADING PROCESS	65
34. TRADE ERRORS	67
35. ORDER AGGREGATION AND TRADE ALLOCATION	69
36. PRINCIPAL TRANSACTIONS	70
37. INTERNAL CROSS TRANSACTIONS	70
38. BEST EXECUTION AND BROKER SELECTION	71
39. DIRECTED BROKERAGE	73

40. SOFT DOLLARS	74

INVESTMENT COMPANIES	75

41. REPORTS TO MUTUAL FUND	75
42. INVESTMENT ACTIVITIES AND PROHIBITED TRANSACTIONS	76

ADVERTISING AND MARKETING	79

43. GENERAL ADVERTISING POLICY	79
44. SOCIAL MEDIA	83
45. PERFORMANCE ADVERTISING	85
46. POLITICAL CONTRIBUTIONS	87
47. FEE SHARING AND SOLICITATION ARRANGEMENTS	91

DATA MAINTENANCE AND PROTECTION	92

48. BOOKS AND RECORDS	92
49. PRIVACY POLICY	93
50. PRIVACY NOTICE	95
51. IDENTITY THEFT “RED FLAGS”	97
52. ELECTRONIC DATA SECURITY	99
53. ELECTRONIC COMMUNICATIONS	101
54. BUSINESS CONTINUITY PLAN	103
55. CYBERSECURITY	104

Schedule A - AST Trust	104
Schedule B - Quasar Distributors	107

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1. Introduction

Pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), an investment adviser is required to establish, maintain, and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

As an investment advisory firm registered with the U.S. Securities and Exchange Commission (the “Commission”) under the Advisers Act, Poplar Forest Capital LLC (“Poplar Forest” or the “firm”) has adopted the following Code of Ethics and Standards of Business Conduct (the “Code”), which will govern the activities of all Supervised Persons of the firm. The Code is also designed to comply with Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”).

The Code provides standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; establishes procedures for reporting personal securities transactions; and makes Supervised Persons accountable for adherence to this Code and facilitating prompt internal reporting of violations.

One of Poplar Forest’s most important assets is the firm’s reputation. The responsibility of maintaining that reputation rests with the firm’s employees. This shared commitment underlies Poplar Forest’s success as a business. In meeting obligations, Supervised Persons must always put the interests of the firm’s clients first and comply fully with all applicable federal securities laws.

2. Definitions

Defined terms used throughout this Code have the following meanings:

Access Person

An “Access Person” is defined as follows:

1.         Poplar Forest’s managers, partners, officers, and directors;

2.         Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

3.         Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Beneficial Owner

An individual is a “beneficial owner” of an account if the individual has or shares a direct or indirect pecuniary interest in the securities in the account. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An indirect pecuniary interest includes but is not limited to: securities held by members of a person’s immediate family sharing the same household, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

The definition of “beneficial ownership” is complex. Any question as to whether an employee has a beneficial interest in a security should be directed to the firm’s Chief Compliance Officer (“CCO”).

Federal Securities Laws

“Federal securities laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Immediate Family

“Immediate family” means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-In-Law
Stepchild	Spouse	Daughter-In-Law
Grandchild	Sibling	Brother-In-Law
Parent	Mother-In-Law	Sister-In-Law
Stepparent	Father-In-Law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

Limited Offering

“Limited offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Regulation D §§ 230.504, 230.505, or 230.506.

This includes transactions by an issuer not involving any public offering; transactions involving offers by an issuer solely to one or more accredited investors, if the aggregate offering price of an issue of securities offered in reliance on the registration exemption does not exceed the amount allowed under regulation, if there is no advertising or public solicitation in connection with the transaction by the issuer or anyone acting on the issuer’s behalf, and if the issuer files notice with the Commission as the Commission prescribes; or transactions that meet exemptions as provided under Regulation D.

Reportable Security

A “Reportable Security” includes any interest or instrument that is commonly considered a “security,” including, but not limited to:

1.         An equity security including common and preferred stock;

2.         A debt security including corporate, municipal, and mortgage/asset backed bonds, but excluding exempted government obligations;

3.         An investment convertible into, or exchangeable for, equity or debt securities;

4.         Any derivative instrument relating to any of the above securities, including warrants, options and futures;

5.         Any pooled investment vehicle, excluding open-end investment companies;

6.         Shares of closed-end investment companies;

7.         Reportable funds (registered investment companies for which Poplar Forest serves as an investment adviser or whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Poplar Forest)

8.         Exchange Traded Funds (ETFs); and

9.         Any private placement.

A “Reportable Security” does not include securities that are:

1.         Direct obligations of the Government of the United States;

2.         Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.         Shares issued by money market funds;

4.         Shares issued by open-end investment companies (other than reportable funds);

5.         Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are reportable funds; and

6.         Interests in 529 Plans not managed, distributed, marketed, or underwritten by Poplar Forest or a control affiliate.

Supervised Person

Poplar Forest’s “Supervised Persons” are:

1.         Poplar Forest’s managers, partners, officers, and directors (or other persons occupying a similar status or performing similar functions);

2.         Poplar Forest’s employees; and

3.         Any other persons who provide advice on behalf of Poplar Forest and are subject to Poplar Forest’s supervision and control.

3.         Scope of the Code

Supervised Persons

1.         All Supervised Persons of Poplar Forest (which includes all employees) are subject to and required to comply with the Code at all times.

2.         The Code and subsequent Compliance Policies & Procedures (“P&P”) make use of functional titles/roles to identify Supervised Persons and their responsibilities. Supervised Persons should be mindful that they may have multiple functional roles and must take care to identify all of the policies and procedures for which they are responsible.

3.         At times Poplar Forest may have temporary personnel, such as independent contractors or clerical personnel provided by an agency. Generally, the nature of those individuals’ engagements and activities will not be such that they would be Supervised Persons. Poplar Forest will decide the status of those personnel on a case-by-case basis.

Chief Compliance Officer

1.         A. Ryan Newman is the Chief Compliance Officer (“CCO”) for Poplar Forest. The CCO is responsible for the administration of Poplar Forest’s compliance program. Any questions regarding the Code should be addressed with the CCO.

2.         The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from Erin Chetwood (the “Secondary Reviewer”), who will review such activities. The Secondary Reviewer will also serve as a backup to the CCO in the absence of the CCO during vacations, extended illness, or incapacity. However, the Secondary Reviewer may never approve her own activities.

Supervision

1.         Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others must exercise reasonable supervision over those subject to their supervision or authority, in order to prevent violation of applicable statutes, regulations, or provisions of the Code.

2.         In performing supervisory activities, Supervised Persons may rely on procedures established by Poplar Forest that are designed to prevent and detect violations.

3.         The CEO is responsible for the general supervision of all Supervised Persons of Poplar Forest.

Amendments

1.         The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead, it sets forth general guidelines on certain issues for maintaining Poplar Forest’s high ethical standards.

2.         Poplar Forest recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, Poplar Forest reserves the right to revoke, modify, interpret, and apply the firm’s guidelines, policies, or procedures at its sole discretion, and without prior notice.

3.         Poplar Forest will periodically, at least annually, review the Code and make amendments as needed.

4.         For any mutual fund to which Poplar Forest provides investment management services, Poplar Forest will submit a copy of the Code for approval by the mutual fund’s board of directors:

a.                   Initially, before it is retained as an investment adviser to the mutual fund; and

b.                   With each material change, promptly after adoption of the change.

Code of Ethics Acknowledgements

1.         Poplar Forest will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended.

2.         Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code, has read and understood it, has had an opportunity to ask questions about what it means and how it applies to him/her, and that he/she will abide by it.

4. Fiduciary Duty

Poplar Forest is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Poplar Forest and its Supervised Persons will:

1.         Act for the benefit of the firm’s clients and place the clients’ interests before their own;

2.         Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;

3.         Conduct themselves with integrity and dignity, and act in an ethical manner in their dealings with the public, clients, prospects, employer, and fellow Supervised Persons;

4.         Act with competence, use reasonable care and exercise independent professional judgment;

5.         Exercise independence when making investment decisions for clients;

6.         Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;

7.         Eliminate and/or disclose all material conflicts of interest;

8.         Safeguard and keep confidential nonpublic personal information of clients; and

9.         Comply with applicable federal securities laws.

Poplar Forest and its Supervised Persons will not:

1.         Employ any device, scheme or artifice to defraud a client;

2.         Make any untrue statement to a client or omit to state any material fact that a client would reasonably require in order to make sound decisions;

3.         Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

4.         Engage in any manipulative practice with respect to a client.

5.         Make statements, orally or in writing, that misrepresent:

a.              The services that they or the firm is capable of performing;

b.              Their qualifications or the qualifications of the firm; or

c.               Their academic or professional credentials.

6.              Make or imply, orally or in writing, any assurances or guarantees regarding any investment, except to communicate accurate information regarding the terms of the investment and the issuer’s obligations.

5. Standards of Business Conduct

This Code summarizes the standards of conduct for Supervised Persons of Poplar Forest. Its purpose is to promote and maintain the highest level of professional conduct and business ethics among all Supervised Persons, so that the firm’s clients’ well-being and interests are not compromised.

Compliance with Securities Laws & Rules

1.              Supervised Persons must comply with all applicable federal securities laws.

2.              Supervised Persons must not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Conflicts of Interest

1.              Poplar Forest considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of Poplar Forest.

2.              Supervised Persons must make best efforts to identify actual and potential conflicts of interest and must report all known actual or potential conflicts of interest to the CCO.

3.              Supervised Persons must seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm and/or its clients. The appearance alone of a conflict of interest can be as damaging to the firm as an actual conflict.

4.              Where potential conflicts cannot be eliminated, Supervised Persons must fully disclose those to Poplar Forest, and Poplar Forest will fully disclose material facts concerning the conflict(s) to the client(s).

5.              Each Supervised Person must also comply with requirements to disclose conflicts of interest as imposed by rule or regulation of any professional organization governing their activities and must comply with any prohibitions on their activities if conflicts of interest exist.

Outside Business Activities

1.              Supervised Persons have a duty of loyalty to the firm, and their efforts should be devoted to the firm’s business. Poplar Forest encourages the participation of Supervised Persons in outside business activities that are civic, charitable, and/or professional in nature and that enhance their professionalism and the reputation of the firm. Simultaneously, Poplar Forest recognizes that certain outside business activities may create conflicts of interest. For purposes of this subsection, “outside business activities” shall not be deemed to include voluntary services provided to civic, charitable or religious organizations, including without limitation serving as an officer or director of any such organization. (Poplar Forest employees who are also registered reps with Quasar Distributors should refer to Schedule B in the back of this document for additional FINRA requirements.)

2.              Each Supervised Person must disclose, at the time they become a Supervised Person of Poplar Forest and upon any change thereafter, all outside business activities, whether for compensation or not.

3.              Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by Poplar Forest, or take a position on the board of a public company, without first receiving prior written approval from the CCO.

4.              Supervised Persons may not engage in any other outside business activity without first notifying the CCO.

5.              Material changes in the role with, time devoted to, or amount of compensation received from a previously-approved or previously-noticed outside business activity must similarly be pre-cleared with or noticed to the CCO.

6.              All pre-approvals must be sought and notices must be made in writing with a clear description of the activities to be performed and any compensation to be received.

7.              Outside business activity disclosures and decisions by the CCO will be maintained in an appropriate file, and applicable outside business activities will be disclosed on Form U4, Form ADV, and/or and the Supervised Person’s Form ADV Part 2B supplement, if applicable.

8.              Outside business activities requiring disclosure include, but are not limited to:

a.         Being employed by or compensated by any other entity;

b.         Being active in any other business, including part-time, evening, or weekend employment;

c.          Serving as an officer, director or partner in any other entity;

d.         Serving on the board of a public company;

e.          Ownership interest in any non-publicly traded company or other private, non-real property investment;

f.           Engaging in any public speaking or writing activities related to investment management;

g.          Acting as a trustee for client accounts, with the exception of immediate or close family accounts;

h.         Acting as a general partner of a client limited partnership, or acting as a managing member of a client limited liability company;

i.             Holding a seat in public office, or committing to a candidacy or a formal position on a campaign committee;

j.            Operating a hedge fund or sponsoring or participating in an association or group formed to invest in securities (e.g., an investment club); or

k.         Recommending another firm’s financial planning, investment management, brokerage or similar services for a referral fee.

Maintenance of Independence and Objectivity

1.              Supervised Persons must use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities.

2.              Supervised Persons must avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of Poplar Forest.

Gifts and Entertainment

1.              Poplar Forest recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm.

2.              The overriding principle is that Supervised Persons may not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm.

3.              Similarly, Supervised Persons may not offer gifts, favors, entertainment, or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client or prospective client feel beholden to the firm.

4.              Poplar Forest has adopted the following policies and procedures to implement these principles:

a.         Supervised Persons may not give any gift (including reimbursements or other items of value) to any client, potential client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm that is in excess of $200 annually, when aggregated with any other gifts to the same recipient, without prior written approval from the CCO.

b.         Supervised Persons may not accept any gift (including reimbursements or other items of value) from any client, potential client, vendor, potential vendor, or anyone else that does business or seeks to do business with the firm that is in excess of $200 annually, when aggregated with any other gifts from the same donor, without written approval from the CCO.

c.          Cash and/or cash equivalents may never be offered or accepted, regardless of the amount. For purposes of this policy, merchant gift cards are not considered cash equivalents.

d.         Supervised Persons may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, the person or entity providing the entertainment will be present. Poplar Forest does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment event should be given or accepted in such frequency or amount that would violate Poplar Forest’s overriding principle as stated above. Generally, business entertainment of not more than $250 per individual during any rolling 90-day period is considered reasonable. (Poplar Forest employees who are also registered reps with

Quasar Distributors should refer to Schedule B in the back of this document for additional FINRA requirements.)

5.              If a third party would reasonably perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or Poplar Forest, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

Exclusions

The following items are not subject to Poplar Forest’s Gifts and Entertainment policies:

1.              Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;

2.              Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of Poplar Forest (gifts to and from family members are not required to be reported to the CCO); and

3.              Charitable donations of not more than $250 per individual donor.

Additional Standards

Supervised Persons may be subject to additional codes of conduct mandated by professional organizations of which the Supervised Person is a member or designation holder. As a matter of professional integrity and responsibility, Supervised Persons must always abide by the higher standard in situations where varying procedures among multiple entities exist. The provisions of any additional standards are not incorporated into this Code, but examples of other professional standards that may apply are noted below.

Chartered Financial Analysts (CFA)

In addition to the standards as set forth according to the Code, certain Supervised Persons of Poplar Forest are also bound by the Code of Ethics and Standards of Professional Conduct, which has been adopted by the CFA Institute.

6. Personal Trading

1.              Poplar Forest permits Access Persons, as that term is defined above, to transact in personal securities accounts provided that investing by Access Persons is consistent with Poplar Forest’s fiduciary duty to its clients and with regulatory requirements.

2.              The personal trading policies and procedures, including the subsections outlined below, also apply to accounts of immediate family members (as defined above) of the Access Person living in the same household and any account of which the Access Person is a beneficial owner (as defined above). The Access Person must comply with these policies for all such accounts.

3.              Personal securities transactions must never adversely affect clients.

4.              Poplar Forest will monitor trading activity of its Access Persons to confirm that the interests of clients come first and that their trading activity complies with applicable securities laws. Securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner (see definition above), are subject to review by Poplar Forest.

5.              The CCO will generally consider the following factors when reviewing Reportable Security holdings and transactions reports as well as pre-clearance requests:

a.                            Whether the investment opportunity should be directed to a client’s account;

b.                            Whether the amount or nature of the transaction affected the price or market for the security;

c.                             Whether the Access Person benefited from purchases or sales being made for clients;

d.                            Whether the transaction harmed any client; and

e.                             Whether the transaction has the appearance of impropriety.

6.              The CCO will conduct a quarterly review of personal trades of Access Persons. In the event that Poplar Forest’s personal trading policies were violated, even if inadvertently, the trade may be canceled and any profits disgorged depending on the perceived or actual breach of fiduciary duty to clients.

Current Access Persons

1.              Poplar Forest maintains a record of its current and former Access Persons.

2.              All Supervised Persons (i.e., all employees of Poplar Forest) are considered to be Access Persons for purposes of these policies.

Personal Securities Transactions Policy

1.              Poplar Forest and its Access Persons are permitted to personally invest in securities that are also recommended for client accounts.

2.              For personal transactions in Reportable Securities (as defined above), Access Persons must determine if the transaction requires pre-clearance. If pre-clearance is required, the Access Person must follow the procedures under Pre-Clearance of Trades, below, before transacting.

3.              If the transaction is not in a Reportable Security or is in a Reportable Security for which preclearance is not required, the Access Person may place the transaction at any time.

4.              Principals and employees of Poplar Forest may be investors in a pooled investment vehicle advised by Poplar Forest or an affiliate. The above policies are not applicable to underlying transactions placed within these funds, but do apply to initial and any subsequent investment in the fund.

5.              All pre-approval requests and responses will be maintained in accordance with applicable books and records rules.

Pre-Clearance of Trades

1. Access Persons must obtain the prior written approval from the CCO for any transaction:

a.              In any Reportable Security (as Reportable Security is defined on page 5 and 6), except as provided in #2 below;

b.              That involves the purchase of an initial public offering (“IPO”), both in new issues and secondary offerings, including new issues of municipal securities; or

c.               That involves the purchase of a limited offering (defined above), including all private placements.

2.              Pre-clearance is not required for the following transactions:

a.              In any proprietary or personal account managed by Poplar Forest where the Access Person does not have influence over or control of transactions conducted in the account;

b.              For purchases of securities, including without limitation shares in any mutual fund advised by Poplar Forest, effected pursuant to an automatic investment plan; or

c.               For any purchase or sale of an ETF.

3.              Access Persons desiring to transact in a security requiring pre-clearance must submit a request for pre-approval to the CCO in advance of the trade.

a.              Pre-approval requests must be submitted in writing (which may be communicated by email) and must contain the following information: (i) either (A) the number of shares or units or (B) the total dollar amount; (ii) a description of the security; and (iii) the nature of the transaction (e.g., buy or sell).

b.              Only upon the receipt of written approval may the Access Person execute the desired transaction.

c.               Pre-approvals for transactions other than IPOs and limited offerings are generally granted for two (2) consecutive trading days only. Approvals may be granted for a longer period based on such factors as: (i) the market for the security is thinly traded; or (ii) the security is not likely ever to be considered for investment by Poplar Forest clients. If the Access Person does not execute the trade by the end of the second day, the Access Person must submit a new request if desiring to trade the next day or on a later date.

d.              Pre-approvals for limited offerings are granted for 60 days. If the Access Person does not purchase a limited offering within the 60 days, the Access Person must submit a new request if desiring to participate on a later date.

4.              In the event of the CCO’s absence or for personal trading activity of the CCO, the Secondary Reviewer is responsible for reviewing pre-approval requests and issuing an appropriate response.

5.              When applicable, prior to granting an Access Person written clearance to trade a specific security, the CCO will confirm that any client trades for the same security have been fully executed.

6.              The CCO will periodically review Access Persons’ transactions to confirm that any client trades for the same security were fully executed before Access Persons’ trades were placed.

7.              The purpose of pre-clearance is so that Poplar Forest may adhere to its fiduciary duty to clients. However, there is no guarantee under this policy that clients will always receive more favorable pricing than Access Persons for trades in like positions.

Personal Account Reporting

1.              Access Persons must disclose to Poplar Forest holdings and transactions in securities or other investment accounts for which the Access Person is a beneficial owner.

2.              To assist in the monitoring of employee trading, Poplar Forest may receive duplicate account statements on at least a quarterly basis, with those statements including a complete reporting of transaction activity in the account.

Personal Holdings Reports

1.              Access Persons must:

a.              Within ten (10) days of becoming an Access Person, report to the CCO on the firm’s Holdings Report or a supplemental report containing the same information: (i) all personal securities holdings of Reportable Securities (including limited offering holdings); and (ii) any other accounts in which Reportable Securities could be held, whether or not such accounts hold Reportable Securities at that time; and

b.              At least annually during each calendar year thereafter, report to the CCO all personal securities holdings of Reportable Securities (including limited offering holdings) on the firm’s Holdings Report or a supplemental report containing the same information.

2.              Each Holdings Report must contain, at a minimum, the following information:

a.              The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

b.              The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

c.               The date the Access Person submits the report.

3.              The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).

4.              The CCO will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. The Secondary Reviewer will review the holdings of the CCO.

Personal Security Transaction Reports

1.              Access Persons must report all personal securities transactions in Reportable Securities (including limited offering transactions) on a quarterly basis. Access Persons must also report on a quarterly basis any account that was established in which any Reportable Securities were or could have been held during the quarter for the direct or indirect benefit of the Access Person. Access Persons will provide the CCO with copies of statements for any account in which Reportable Securities were held and, upon request, will also provide the CCO with copies of statements for any account in which Reportable Securities could have been held but were not.

2.              Access Persons must provide a signed Quarterly Securities Transaction Report to the CCO no later than thirty (30) days after the end of each calendar quarter.

3.              Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

a.              The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

b.              The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.               The price of the security at which the transaction was effected;

d.              The name of the broker, dealer or bank with or through which the transaction was effected; and

e.               The date the Access Person submits the report.

4.              Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: The name of the broker, dealer, or bank with which the Access Person established the account; and the date the Access Person submits the report.

5.              The CCO will review the personal transaction activity for violations of insider trading, front running, pre-clearance of trades (as described above), and other potentially abusive practices. The Secondary Reviewer will review the transactions of the CCO.

7. Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment adviser to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

Poplar Forest has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of Poplar Forest are required to adhere to the firm’s policy.

Background

Pursuant to Section 204A of the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider who acts on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider who acts on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him/her. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making his/her investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains nonpublic until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by appearance in publications of general circulation.

Policies

All Supervised Persons must adhere to the following:

1.              Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by Poplar Forest to handle such matters.

2.              No Supervised Person, who as a company “insider” has come into possession of material nonpublic information about a company or about the market for that company’s securities, may for their portfolio or for the portfolios of others buy or sell the securities of that company, or derivatives of such securities (e.g., options, warrants, etc.), until that information becomes publicly disseminated and the market has had an opportunity to react.

3.              No Supervised Person may benefit and/or trade on any material non-public information gained from interaction with portfolio companies or counter-parties.

4.              No Supervised Person may communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

5.              No Supervised Person may disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of Poplar Forest; provided, however, that if the information pertains to a security owned by any client of Poplar Forest, or which is of a type eligible for purchase by Poplar Forest for its clients, then such information should be disclosed on a confidential basis to the CCO. The CCO will determine whether and for how long such security should be placed on a restricted list.

6.              Mutual fund holdings and weightings are considered nonpublic until they have been disseminated to the public (such as through publicly available filings with the Commission). All other Poplar Forest portfolio holdings and weightings are considered nonpublic until they have been disseminated to the public (such as through publicly available filings with the Commission) or to Poplar Forest clients generally. No Supervised Person may disclose the holdings of any portfolio advised by Poplar Forest until the holdings have become public or, in the case of holdings other than mutual fund holdings, generally disseminated; provided, however, that an exception may be made if the disclosure is approved by the CCO in writing and is subject to an appropriate non-disclosure agreement signed by the party seeking disclosure. Supervised Persons should check with the CCO before disclosing any holdings of Poplar Forest advised funds.

Procedures and Responsible Party

1.              Every Supervised Person is required to disclose any outside business activities to the CCO.

2.              Every Supervised Person must disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

3.              If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

4.              Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, must consider whether the information is material and nonpublic. If after consideration, the information is determined to be material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:

a.              Report the matter immediately to the CCO;

b.              Not purchase, sell or recommend securities on behalf of themselves or others, including accounts managed by Poplar Forest;

c.               Not communicate the information inside or outside Poplar Forest other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5.              Poplar Forest will distribute to Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify that they have received the Code.

6.              Poplar Forest will periodically review and update the firm’s insider trading policies as necessary to reflect regulatory, business, or industry changes.

7.              Poplar Forest’s CCO or designee will review Access Persons’ holdings and transaction reports for potential violations of the policy.

Questions about Poplar Forest’s Insider Trading Policy

While compliance with the law and with Poplar Forest’s policies and procedures described in this manual is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by Poplar Forest to respond to such questions.

Violations of Insider Trading

Violations of Poplar Forest’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and may constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

8. Recordkeeping

In accordance with Rule 17j-1(f) under the Investment Company Act, the CCO shall maintain or cause to be maintained, in a readily accessible place, for the period required under the rule the following records:

1.              A copy of each version of the Code for the investment adviser that is in effect or has been in effect within the past five years from the end of the preceding fiscal year;

2.              A record of any violation of the Code and any action taken as a result of the violation for five years after the fiscal year end in which the violation occurs;

3.              A copy of each report made by an Access Person as required under the Code for five years after the fiscal year end in which the report was made or information provided;;

4.              A record of all persons who are currently required, or within the past five years were required to make reports under the Code, or persons who are currently or were responsible for reviewing such reports;

5.              A copy of each annual written report to a mutual fund’s board of directors as described in Section 10 for five years after the end of the fiscal year in which the report was made; and

6.              A record of any decision, and reasons supporting the decision, to approve an acquisition by Access Persons of securities offered in an IPO or Limited Offering for five years after the fiscal year end in which the approval is granted.

9. Preserving Confidentiality

Poplar Forest has implemented policies and procedures, which are outlined in Poplar Forest’s P&P, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to Poplar Forest personnel and third parties, as applicable, who need that information to provide services to those clients.

Supervised Persons must preserve the confidentiality of information communicated by clients, prospects, or employees unless they receive information concerning illegal activities. If a Supervised Person becomes aware of illegal activity, the information should be given directly to the CCO for further action.

10. Violations of the Code

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws or rules to the CCO. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reporting may be on an anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is also a violation of this Code.

If the CCO is not available or is suspected of being involved in the reported violation, Supervised Persons may report the violation to the CEO, provided the CCO receives a copy of the report.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management.

Reports to Mutual Fund

Per Rule 17j-1 under the Investment Company Act, investment advisers to mutual funds must annually provide to the mutual fund’s board of directors a written report that:

1.              Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2.              Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Fund Access Persons from violating the code.

Sanctions/Disciplinary Policy

Poplar Forest and senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s P&P. Sanctions will be enhanced when a pattern of violations, or an indifference to the Code, have been identified.

1.              Cancel trades, disgorge profits and/or sell positions

2.              Letter of caution

3.              Admonishment

4.              Fine, disgorgement

5.              Suspension of personal trading privileges

6.              Suspension of employment

7.              Termination of employment

8.              Report violation to regulatory authorities